Exhibit 99.2

Production Results

The Company’s total net production for the six months ended June 30, 2012 was 162.7 mboe, or an average of 894 boe/d, which represents an 88% increase over average daily production for the full year ending December 31, 2011.  The Company’s total estimated proved reserves at June 30, 2012 were 15.0 mmboe, or a 125% increase over December 31, 2011. Current daily production as of August 30, 2012 was 2,303 boe/d.

Recent Eagle Ford Shale Well Results

Marquis Area

The rig used to drill the Prost #1H and #2H in the Company’s Marquis area is currently drilling a third operated horizontal well in the Marquis area, the Sante A #1H (100% working interest).  The Sante A #1H will be immediately followed by the Company’s next two operated horizontal wells in its Marquis area, the Prost B #1H and the Prost B #2H and a yet unnamed sixth well (all 100% working interest). These wells will be drilled on units adjoining the Prost wells.  The Company plans to drill a total of six gross and net horizontal wells in its Marquis area in 2012.

Palmetto Area

Marathon Oil Corporation, the operator of the Company’s Palmetto area, has informed the Company of its plan to spud as many as 12 wells during the remainder of 2012.  The first of these wells, the Barnhart #14H, has been drilled and cased with a 7,176 foot lateral.  The rig used to drill the Barnhart #14H has just finished drilling operations on the Barnhart #15 from the same pad location. The operator has also informed the Company that the rig is scheduled to drill an additional four to five wells in its Palmetto area by the end of 2012.  One of those planned wells will be located in the northern portion of the Palmetto area.  The operator has also informed the Company that, in mid-September, it expects to bring a second rig into the Palmetto area to drill an additional four to five wells by the end of 2012.

Near Term Lease Obligations

As of June 30, 2012, we had leases representing 885 net acres (843 of which were in the Eagle Ford Shale) expiring in 2012, 17,398 net acres (17,352 of which were in the Eagle Ford Shale) expiring in 2013, and 1,922 net acres (1,920 of which were in the Eagle Ford Shale) expiring in 2014. We anticipate that our current and future drilling plans will address the majority of our leases expiring in the Eagle Ford Shale in 2013. In addition, included in the 17,352 net acres expiring in 2013 in the Eagle Ford Shale is a single lease for approximately 5,600 net acres, and a single well drilled to any depth producing commercial quantities of oil and gas will hold the lease. Our 82,274 net acres in the Heath, Three Forks and Bakken Shales expire in 2013 but have an option to renew for another five years at $10 per acre, which we anticipate exercising.

Anticipated Credit Facilities

The Company is currently anticipating that in the near future it will enter into both a $250 million first lien revolving credit facility, with an expected initial borrowing base of approximately $27.5 million, and a $100 million second lien term loan, with an initial commitment of approximately $50 million to fund capital expenditures and for general corporate purposes.  Although the Company is in the latter stages of discussion with certain lenders regarding these facilities, it does not have a commitment from any lender to provide any borrowings and any such commitment will exist only upon the execution of a loan agreement and then only in accordance with the terms and conditions thereof, which terms and conditions may contain different economic terms than those set forth below.  The Company cannot give any assurances that it will enter into either of such credit facilities or, if it does enter into either or both of such facilities, that they will be on terms favorable to it or as described below.

The Company believes that its first lien revolving credit facility and its second lien term loan agreement will be secured by liens on substantially all of its assets, including the capital stock of its subsidiaries, and that the liens securing the obligations under its second lien term loan agreement will be junior to those under its first lien revolving credit facility.  The Company anticipates that unpaid interest will be payable under its new credit agreements as borrowings mature and renew.

The Company expects that these credit agreements will include usual and customary covenants for credit facilities of the respective types and sizes for companies operating in the oil and gas industry, as well as usual and customary events of default.  The Company believes that the credit agreements will contain financial covenants that would require it to satisfy certain specified financial ratios, including current assets to current liabilities, interest coverage, total leverage and senior debt leverage (as such terms may be defined or described in the applicable credit agreement).

The Company believes that its revolving credit facility will have a term of three years, and all principal amounts, together with all accrued and unpaid interest, will be due and payable in full on the third anniversary thereof, unless extended.  Advances under its revolving credit facility are expected to be consistent with prevailing market terms for similarly situated companies and be in the form of either base rate loans or LIBOR loans, with the applicable interest margin expected to be determined by, in each case, the percent of the borrowing base utilized.

The Company believes that its second lien term loan will provide for a term of 42 months, and all principal amounts, together with all accrued and unpaid interest, will be due and payable in full at the end of the term.  Loans under the second lien term loan agreement are expected to bear interest at a per annum rate that is consistent with prevailing market terms for such second lien term loans for similarly situated companies.  Dependent upon the outcome of the Preferred Stock offering, the Company may decide not to activate all or a portion of this expected second lien term loan.

The Company also anticipates that dividends payable with respect to the preferred stock will be permitted under the terms of these credit facilities so long as no default or event of default exists or will exist after giving effect to the payment of such dividends and that, in any event, the payment of dividends which is made through the issuance of the Company’s common stock would be permitted under the terms of any such credit facility, regardless of any such default or event of default thereunder.